NORTHWESTERN ENERGY GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2026		2025
Revenues
Electric		$362,054	$335,483
Gas		135,516	131,147
Total Revenues		497,570	466,630
Operating expenses
Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)		145,565	138,197
Operating and maintenance		74,540	56,709
Administrative and general		46,119	41,357
Property and other taxes		50,404	43,240
Depreciation and depletion		66,831	62,400
Total Operating Expenses		383,459	341,903
Operating income		114,111	124,727
Interest expense, net		(39,916)	(36,511)
Other income, net		3,057	3,928
Income before income taxes		77,252	92,144
Income tax expense		(13,796)	(15,204)
Net Income		$63,456	$76,940

Average Common Shares Outstanding		61,461	61,339
Basic Earnings per Average Common Share		$1.03	$1.25
Diluted Earnings per Average Common Share		$1.03	$1.25
Dividends Declared per Common Share		$0.67	$0.66

See Notes to Condensed Consolidated Financial Statements

NORTHWESTERN ENERGY GROUP
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
	(Unaudited)
	(in thousands)
	Three Months Ended March 31,
	2026		2025
Net Income		$63,456	$76,940
Other comprehensive income, net of tax:
Foreign currency translation adjustment		(1)	1
Reclassification of net losses on derivative instruments		113	113
Total Other Comprehensive Income		112	114
Comprehensive Income		$63,568	$77,054

See Notes to Condensed Consolidated Financial Statements

NORTHWESTERN ENERGY GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
ASSETS	March 31, 2026	December 31, 2025

Current Assets:
Cash and cash equivalents	$5,861	$8,781
Restricted cash	21,744	21,957
Accounts receivable, net	199,275	209,751
Inventories	134,071	132,506
Regulatory assets	103,237	92,937
Prepaid expenses and other	48,984	38,010
Total current assets	513,172	503,942
Property, plant, and equipment, net	6,794,000	6,738,849
Goodwill	367,635	367,635
Regulatory assets	773,589	772,634
Other noncurrent assets	134,110	76,631
Total Assets	$8,582,506	$8,459,691
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
Current maturities of finance leases	$1,844	$1,865
Current portion of long-term debt	104,983	104,967
Short-term borrowings	150,000	150,000
Accounts payable	121,796	129,633
Accrued expenses and other	321,104	272,373
Regulatory liabilities	31,195	38,613
Total current liabilities	730,922	697,451
Long-term finance leases	8,436	—
Long-term debt	3,177,528	3,181,040
Deferred income taxes	750,719	733,064
Noncurrent regulatory liabilities	684,664	678,861
Other noncurrent liabilities	321,353	283,535
Total Liabilities	5,673,622	5,573,951
Commitments and Contingencies (Note 11)
Shareholders' Equity:
Common stock, par value $0.01; authorized 200,000,000 shares; issued and outstanding 65,001,449 and 61,503,442 shares, respectively; Preferred stock, par value $0.01; authorized 50,000,000 shares; none issued	650	649
Treasury stock at cost	(99,186)	(97,503)
Paid-in capital	2,094,232	2,091,935
Retained earnings	919,137	896,720
Accumulated other comprehensive loss	(5,949)	(6,061)
Total Shareholders' Equity	2,908,884	2,885,740
Total Liabilities and Shareholders' Equity	$8,582,506	$8,459,691

See Notes to Condensed Consolidated Financial Statements

NORTHWESTERN ENERGY GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

Three Months Ended March 31,

OPERATING ACTIVITIES:	2026	2025

Net income	$63,456	$76,940
Adjustments to reconcile net income to cash provided by operations:
Depreciation and depletion	66,831	62,400
Amortization of debt issuance costs, premium, and deferred hedge gain	975	990
Stock-based compensation costs	2,045	2,284
Equity portion of allowance for funds used during construction	(1,941)	(1,797)
Loss on disposition of assets	9	149
Deferred income taxes	14,140	13,071
Changes in current assets and liabilities:
Accounts receivable	10,476	275
Inventories	(1,565)	3,335
Other current assets	(10,974)	5,510
Accounts payable	(7,984)	(14,992)
Accrued expenses and other	48,746	24,792
Regulatory assets	(10,300)	(12,711)
Regulatory liabilities	(7,418)	(6,335)
Other noncurrent assets and liabilities	(7,082)	(519)
Cash Provided by Operating Activities	159,414	153,392
INVESTING ACTIVITIES:
Property, plant, and equipment additions	(116,080)	(92,124)
Investment in debt & equity securities	—	(4,584)
Cash Used in Investing Activities	(116,080)	(96,708)
FINANCING ACTIVITIES:
Dividends on common stock	(41,038)	(40,307)
Issuance of long-term debt	—	400,000
Line of credit repayments, net	(4,000)	(362,000)
Other financing activities, net	(1,429)	(3,328)
Cash Used in Financing Activities	(46,467)	(5,635)
(Decrease) Increase in Cash, Cash Equivalents, and Restricted Cash	(3,133)	51,049
Cash, Cash Equivalents, and Restricted Cash, beginning of period	30,738	29,017
Cash, Cash Equivalents, and Restricted Cash, end of period	$27,605	$80,066
Supplemental Cash Flow Information:

Cash (received) paid during the period for:
Production tax credits(1)	—	(8,255)
Interest	44,166	32,768
Significant non-cash transactions:
Capital expenditures included in accounts payable	41,848	14,028

(1) Proceeds from production tax credits transferred are included in cash provided by operating activities within the Condensed Consolidated Statement of Cash Flows.

See Notes to Condensed Consolidated Financial Statements

NORTHWESTERN ENERGY GROUP

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(Unaudited)

(in thousands, except per share data)

				Three Months Ended March 31,
	Number of	Number of	Common	Treasury		Retained	Accumulated Other	Total
	Common	Treasury			Paid in Capital		Comprehensive	Shareholders'
	Shares	Shares	Stock	Stock		Earnings	Loss	Equity
Balance at December 31, 2024	64,811	3,490	$648	$(97,394)	$2,084,133	$877,017	$(6,704)	$2,857,700

Net income	—	—	—	—	—	76,940	—	76,940
Foreign currency translation	—	—	—	—	—	—	1	1
adjustment, net of tax
Reclassification of net losses on
derivative instruments from OCI to net	—	—	—	—	—	—	113	113
income, net of tax
Stock-based compensation	59	—	1	(729)	2,272	—	—	1,544
Issuance of shares	—	7	—	188	189	—	—	377
Dividends on common stock ($0.660	—	—	—	—	—	(40,307)	—	(40,307)
per share)
Balance at March 31, 2025	64,870	3,497	$649	$(97,935)	$2,086,594	$913,650	$(6,590)	$2,896,368

Balance at December 31, 2025	64,895	3,477	$649	$(97,503)	$2,091,935	$896,720	$(6,061)	$2,885,740

Net income	—	—	—	—	—	63,456	—	63,456
Foreign currency translation	—	—	—	—	—	—	(1)	(1)
adjustment, net of tax
Reclassification of net losses on
derivative instruments from OCI to net	—	—	—	—	—	—	113	113
income, net of tax
Stock-based compensation	106	28	1	(1,874)	2,036	—	—	163
Issuance of shares	—	(7)	—	191	261	—	—	452
Dividends on common stock ($0.670	—	—	—	—	—	(41,039)	—	(41,039)
per share)
Balance at March 31, 2026	65,001	3,498	650	(99,186)	2,094,232	919,137	(5,949)	2,908,884

See Notes to Condensed Consolidated Financial Statements

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Reference is made to Notes to Financial Statements included in the NorthWestern Energy Group's Annual Report)

(Unaudited)

(1) Nature of Operations and Basis of Consolidation

NorthWestern Energy Group, doing business as NorthWestern Energy, provides electricity and/or natural gas to approximately 850,300 customers in Montana, South Dakota, Nebraska and Yellowstone National Park, through its subsidiaries NorthWestern Corporation (NW Corp) and NorthWestern Energy Public Service Corporation (NWE Public Service). We have generated and distributed electricity in South Dakota and distributed natural gas in South Dakota and Nebraska since 1923 and have generated and distributed electricity and distributed natural gas in Montana since 2002.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires us to make estimates and assumptions that may affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results could differ from those estimates. The unaudited Condensed Consolidated Financial Statements (Financial Statements) reflect all adjustments (which unless otherwise noted are normal and recurring in nature) that are, in our opinion, necessary to fairly present our financial position, results of operations and cash flows. The actual results for the interim periods are not necessarily indicative of the operating results to be expected for a full year or for other interim periods. Events occurring subsequent to March 31, 2026 have been evaluated as to their potential impact to the Financial Statements through the date of issuance.

The Financial Statements included herein have been prepared by NorthWestern, without audit, pursuant to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations; however, we believe that the condensed disclosures provided are adequate to make the information presented not misleading. We recommend that these Financial Statements be read in conjunction with the audited financial statements and related footnotes included in the NorthWestern Energy Group Annual Report on Form 10-K for the year ended December 31, 2025.

Supplemental Cash Flow Information

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows (in thousands):

	March 31,	December 31,	March 31,	December 31,
	2026	2025	2025	2024
Cash and cash equivalents	$5,861	$8,781	$56,025	$4,283
Restricted cash	21,744	21,957	24,041	24,734
Total cash, cash equivalents, and restricted cash shown in	$27,605	$30,738	$80,066	$29,017
the Condensed Consolidated Statements of Cash Flows

(2) Pending Merger with Black Hills Corporation

On August 18, 2025, we entered into a Merger Agreement with Black Hills and River Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of Black Hills (Merger Sub). The Merger Agreement provides for an all-stock merger of equals between NorthWestern and Black Hills upon the terms and subject to the conditions set forth therein. The Merger Agreement provides for Merger Sub to merge with and into NorthWestern, with NorthWestern continuing as the surviving entity and a direct wholly owned subsidiary of Black Hills, which would assume the new corporate name of Bright Horizon Energy as the resulting parent company of the combined corporate group. Under the provisions of ASC Topic 805, which requires the identification of an acquirer in a business combination, Black Hills is the accounting acquirer. Pursuant to the Merger Agreement, at the effective time of the Merger, each share of NorthWestern, par value $0.01 per share, issued and outstanding as of immediately prior to closing will be converted into the right to receive 0.98 validly issued, fully paid and non-assessable shares of Black Hills Common Stock.

In connection with this pending merger, we have incurred merger-related costs. During the three months ended March 31, 2026, we have incurred $3.4 million of merger-related costs, which are included in our Administrative and general expenses.

Regulatory and Shareholder Approvals

Our pending merger with Black Hills was unanimously approved by our board of directors and Black Hills' board of directors. In February 2026, the Form S-4, which contains joint proxy statement/prospectus for NorthWestern and Black Hills, was declared effective by the SEC. In April 2026, shareholders of each company voted to approve the Merger and the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act expired, permitting consummation of the transaction. The completion of the Merger remains subject to the satisfaction or waiver of certain conditions to closing, including (1) subject to certain conditions, the receipt of certain regulatory approvals, including approval from the Federal Energy Regulatory Commission (FERC), the Montana Public Service Commission (MPSC), the Nebraska Public Service Commission (NPSC), and the South Dakota Public Utilities Commission (SDPUC), in each case on such terms and conditions that would not result in a material adverse effect on Bright Horizon Energy; (2) the absence of any court order or regulatory injunction prohibiting the completion of the Merger; (3) the authorization for listing of shares of Black Hills Common Stock to be issued in the Merger on a mutually agreed stock exchange; (4) subject to specified materiality standards, the accuracy of the representations and warranties of each party; (5) compliance by each party in all material respects with its covenants; (6) the absence of a material adverse effect on each party; and (7) receipt of each party of an opinion relating to the anticipated tax-free treatment of the Merger.

We have filed applications with the MPSC, NPSC, SDPUC, and FERC for approval of the Merger. In March 2026, we reached a settlement agreement with the Public Advocate of Nebraska, which is subject to approval by the NPSC. A hearing with the NPSC was held in April 2026. In April 2026, we reached settlement agreements with certain key intervenors in both Montana and South Dakota, which are subject to approval by the MPSC and SDPUC, respectively. Hearings with the MPSC and SDPUC are scheduled in the second quarter of 2026. We anticipate the transaction closing in the second half of 2026, subject to the satisfaction or waiver of certain closing conditions.

(3) Regulatory Matters

Montana Rate Review

In December 2025, the MPSC issued a final order approving our partial electric settlement agreement. The final order also suspended the 90/10 cost sharing mechanism of the Power Cost and Credit Adjustment Mechanism (PCCAM) on a temporary basis pending further review by the MPSC. Within this final order, the MPSC disallowed a portion of the capital costs related to the construction of Yellowstone County Generating Station (YCGS). As a result, in the fourth quarter of 2025 we recorded a $30.9 million non-cash charge for the regulatory disallowance. As of March 31, 2026, we have $6.3 million reserved within Regulatory liabilities on the Condensed Consolidated Balance Sheets for interim rates to be refunded to customers.

In January 2026, we filed a Motion for Reconsideration (Motion) as it relates to this final order. Among other things, our Motion requests that the MPSC reconsider their prudence conclusions regarding the capital costs associated with the construction of YCGS and clarification as to the effective date of the PCCAM sharing mechanism suspension, for which we have requested an effective date of July 1, 2025, to align with the PCCAM tracker year. Any subsequent modifications by the MPSC to their final order will be reflected in our 2026 results.

Colstrip Acquisitions and Requests for Cost Recovery

In January 2023, and July 2024, we entered into definitive agreements with Avista Corporation (Avista) and Puget Sound Energy (Puget), respectively, to acquire their respective interests in Colstrip Units 3 and 4 for $0 and completed these acquisitions on January 1, 2026. Accordingly, we are responsible for the associated operating costs beginning on January 1, 2026, which we will not collect through utility base rates, until requested in a future Montana rate review. Puget and Avista will remain responsible for their respective pre-closing share of environmental, asset retirement obligations (AROs), and pension liabilities attributed to events or conditions existing prior to the closing of the transaction and for any future decommissioning and demolition costs associated with the existing facilities that comprise their interests.

While Puget and Avista remain contractually obligated for the pre-closing share of AROs, we remain the primary obligor. As such, as of March 31, 2026, we have recorded $2.8 million and $34.6 million within Accrued expenses and other and Other noncurrent liabilities, respectively, on the Condensed Consolidated Balance Sheets for these AROs, and we have recorded an indemnification asset of $2.8 million and $34.6 million with Prepaid expenses and other and Other noncurrent assets, respectively, on the Condensed Consolidated Balance Sheets.

Avista Interests - The 222 megawatts of generation capacity from Colstrip Units 3 and 4 acquired from Avista (Avista Interests) on January 1, 2026, was identified as a key element in our strategy to achieve resource adequacy for customers, as outlined in our 2023 Montana Integrated Resource Plan. Noting the costs associated with operating this resource are not currently reflected in utility customer rates, in August 2025, we filed a temporary PCCAM tariff waiver request with the MPSC that could provide a near-term cost-recovery mechanism to offset a portion of the approximately $18 million in annual incremental operating and maintenance costs associated with the Avista Interests. This waiver requested that the MPSC allow us to keep 100 percent of the net revenue associated with certain designated power sales contracts up to the amount of the operating and maintenance expenses we incur associated with our Avista Interests. Furthermore, the waiver request indicated that any net revenues from the designated contracts exceeding the operating and maintenance expenses associated with our Avista Interests would continue to flow back to retail customers. In January 2026, the MPSC approved our PCCAM tariff waiver request on an interim basis with final approval or denial subject to the ongoing PCCAM docket process.

Puget Interests - The 370 megawatts of generation capacity from Colstrip Units 3 and 4 acquired from Puget (Puget Interests) on January 1, 2026, increases our ownership share of the facility to 55 percent and provides an increase in voting share in determining strategic direction and investment decisions at the facility. Unlike the Avista Interests, we do not currently need this capacity to serve existing customers in Montana. As such, the Puget Interests are held by our FERC regulated subsidiary to isolate the costs associated with this acquired interest from our Montana retail customers. While we expect our future opportunity to serve growing customer demand, including large-load customers, may be supported by this resource, in October 2025, we signed a contract to sell the dispatchable capacity and associated energy from the Puget Interests beginning January 1,

2026, through late 2027. Revenues from this agreement are expected to largely offset the estimated $30 million of annual incremental operating and maintenance costs associated with the Puget Interests. In addition, in October 2025, we submitted a request to the FERC for approval of cost-based rates for our subsidiary that will own the Puget Interests. In February 2026, the FERC approved both the cost based rates and the contract rates retroactive to January 1, 2026. In March 2026, two MPSC commissioners, in their individual capacity, filed a motion with the FERC requesting a rehearing that largely reiterated arguments previously rejected by the FERC. We anticipate that the FERC will rule on this motion in the second quarter of 2026. If the FERC denies the motion, its prior approval order will stand. If the FERC grants the motion, it could reopen all or some portion of the proceedings.

(4) Income Taxes

We compute income tax expense for each quarter based on the estimated annual effective tax rate for the year, adjusted for certain discrete items. Our effective tax rate typically differs from the federal statutory tax rate due to the regulatory impact of flowing through the federal and state tax benefit of repairs deductions, state tax benefit of accelerated tax depreciation deductions (including bonus depreciation when applicable) and production tax credits. The regulatory accounting treatment of these deductions requires immediate income recognition for temporary tax differences of this type, which is referred to as the flow-through method. When the flow-through method of accounting for temporary differences is reflected in regulated revenues, we record deferred income taxes and establish related regulatory assets and liabilities.

During the three months ended March 31, 2026 income tax expense was $13.8 million compared to $15.2 million for the same period in 2025. For the three months ended March 31, 2026, the effective tax rate was 17.9% compared to 16.5% for the same period in 2025. The higher effective tax rate was primarily due to lower production tax credits.

(5) Comprehensive Income (Loss)

The following tables display the components of Other Comprehensive Income (Loss), after-tax, and the related tax effects (in thousands):

			Three Months Ended
		March 31, 2026			March 31, 2025
	Before-Tax	Tax Expense	Net-of-Tax	Before-Tax	Tax Expense	Net-of-Tax
	Amount		Amount	Amount		Amount
Foreign currency translation adjustment	$(1)	$—	$(1)	$1	$—	$1
Reclassification of net income on derivative
instruments	153	(40)	113	153	(40)	113
Other comprehensive income (loss)	$152	$(40)	$112	$154	$(40)	$114

Balances by classification included within accumulated other comprehensive loss (AOCL) on the Condensed Consolidated Balance Sheets are as follows, net of tax (in thousands):

	March 31, 2026	December 31, 2025
Foreign currency translation	$1,450	$1,451
Derivative instruments designated as cash flow hedges	(8,356)	(8,469)
Postretirement medical plans	957	957
Accumulated other comprehensive loss	$(5,949)	$(6,061)

The following tables display the changes in AOCL by component, net of tax (in thousands):

			Three Months Ended
			March 31, 2026
	Affected Line Item	Interest Rate
	in the Condensed	Derivative
	Consolidated	Instruments	Postretirement	Foreign Currency
	Statements of	Designated as			Total
	Income	Cash Flow Hedges	Medical Plans	Translation
Beginning balance		$(8,469)	$957	$1,451	$(6,061)
Other comprehensive loss before
reclassifications		—	—	(1)	(1)
Amounts reclassified from AOCL	Interest Expense	113	—	—	113
Net current-period other comprehensive income
(loss)		113	—	(1)	112
Ending balance		$(8,356)	$957	$1,450	$(5,949)

			Three Months Ended
			March 31, 2025
	Affected Line Item	Interest Rate
	in the Condensed	Derivative
	Consolidated	Instruments	Postretirement	Foreign Currency
	Statements of	Designated as			Total
	Income	Cash Flow Hedges	Medical Plans	Translation
Beginning balance		$(8,921)	$784	$1,433	$(6,704)
Other comprehensive income before
reclassifications		—	—	1	1
Amounts reclassified from AOCL	Interest Expense	113	—	—	113
Net current-period other comprehensive income		113	—	1	114
Ending balance		$(8,808)	$784	$1,434	$(6,590)

(6) Financing Activities

On April 9, 2026, we amended our existing NorthWestern Energy Group $150.0 million Term Loan Credit Agreement (Term Loan) to extend the maturity date from April 10, 2026 to December 31, 2026.

We exercised a five-year renewal option on a default supply procurement agreement, which we have recorded as a finance lease on our Condensed Consolidated Balance Sheets. As a result, the finance lease term was extended and will mature on June 30, 2031.

On April 28, 2026, NWE Public Service priced $150.0 million aggregate principal amount of South Dakota First Mortgage Bonds at a fixed interest rate of 5.51 percent maturing on June 15, 2036. We expect to complete the issuance and sale of these bonds on June 15, 2026. A portion of the proceeds will be utilized to redeem all $60.0 million of NWE Public Service's 2.80 percent South Dakota First Mortgage Bonds due on June 15, 2026.

(7) Segment Information

Our reportable segments are engaged in the electric and natural gas utility businesses.

Our Chief Operating Decision Maker (CODM), who is our Chief Executive Officer, uses segment net income to evaluate if our operating segments are earning their authorized rate of return and in the annual budget and forecasting process. Our CODM also uses segment net income to determine how to allocate capital resources between our operating segments and when to allocate the resources necessary to file for rate reviews. Segment asset and capital expenditure information is not provided for our reportable segments. As an integrated electric and gas utility, we operate significant assets that are not dedicated to a specific reportable segment.

Financial data for the reportable segments are as follows (in thousands):
Three Months Ended
March 31, 2026	Electric	Gas	Total
Operating revenues	$362,054	$135,516	$497,570
Fuel, purchased supply and direct transmission expense (exclusive of depreciation
and depletion shown separately below)	90,275	55,290	145,565
Operating, general, and administrative	89,601	27,131	116,732
Property and other taxes	39,211	11,152	50,363
Depreciation and depletion	55,469	11,362	66,831
Interest expense, net	(30,185)	(7,871)	(38,056)
Other income, net	1,545	624	2,169
Income tax expense	(11,483)	(3,135)	(14,618)
Segment net income	$47,375	$20,199	$67,574
Reconciliation to consolidated net income
Other, net(1)			(4,118)
Consolidated net income			$63,456

Three Months Ended
March 31, 2025	Electric	Gas	Total
Operating revenues	$335,483	$131,147	$466,630
Fuel, purchased supply and direct transmission expense (exclusive of depreciation
and depletion shown separately below)	92,752	45,445	138,197
Operating, general, and administrative	72,479	25,170	97,649
Property and other taxes	33,286	9,795	43,081
Depreciation and depletion	52,488	9,912	62,400
Interest expense, net	(27,756)	(7,034)	(34,790)
Other income, net	2,490	1,091	3,581
Income tax expense	(9,872)	(4,427)	(14,299)
Segment net income	$49,340	$30,455	$79,795
Reconciliation to consolidated net income
Other, net(1)			(2,855)
Consolidated net income			$76,940

(1) Consists of unallocated corporate costs, including merger-related costs, and certain limited unregulated activity within the energy industry.

(8) Revenue from Contracts with Customers

Nature of Goods and Services

We provide retail electric and natural gas services to three primary customer classes. Our largest customer class consists of residential customers, which includes single private dwellings and individual apartments. Our commercial customers consist primarily of main street businesses, and our industrial customers consist primarily of manufacturing and processing businesses that turn raw materials into products.

Electric Segment - Our regulated electric utility business primarily provides generation, transmission, and distribution services to customers in our Montana and South Dakota jurisdictions. We recognize revenue when electricity is delivered to the customer. Payments on our tariff-based sales are generally due 20-30 days after the billing date.

Natural Gas Segment - Our regulated natural gas utility business primarily provides production, storage, transmission, and distribution services to customers in our Montana, South Dakota, and Nebraska jurisdictions. We recognize revenue when natural gas is delivered to the customer. Payments on our tariff-based sales are generally due 20-30 days after the billing date.

Disaggregation of Revenue

The following tables disaggregate our revenue by major source and customer class (in thousands):

			Three Months Ended
		March 31, 2026			March 31, 2025
	Electric	Natural Gas	Total	Electric	Natural Gas	Total
Montana	$120,438	$48,138	$168,576	$114,977	$51,418	$166,395
South Dakota	23,229	14,524	37,753	22,292	15,570	37,862
Nebraska	—	11,161	11,161	—	13,209	13,209
Residential	143,667	73,823	217,490	137,269	80,197	217,466
Montana	106,482	26,877	133,359	96,952	26,758	123,710
South Dakota	31,397	11,754	43,151	29,315	11,175	40,490
Nebraska	—	6,506	6,506	—	7,441	7,441
Commercial	137,879	45,137	183,016	126,267	45,374	171,641
Industrial	11,864	791	12,655	10,100	484	10,584
Lighting, governmental, irrigation, and interdepartmental	5,509	524	6,033	4,693	591	5,284
Total Retail Revenues	298,919	120,275	419,194	278,329	126,646	404,975
Regulatory Amortization	12,277	(1,001)	11,276	27,690	(9,436)	18,254
Transmission	28,765	—	28,765	26,555	—	26,555
Transportation, wholesale and other	22,093	16,242	38,335	2,909	13,937	16,846
Total Revenues	$362,054	$135,516	$497,570	$335,483	$131,147	$466,630

(9) Earnings Per Share

Basic earnings per share are computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of common stock equivalent shares that could occur if unvested shares were to vest. Common stock equivalent shares are calculated using the treasury stock method, as applicable. The dilutive effect is computed by dividing earnings applicable to common stock by the weighted average number of common shares outstanding plus the effect of the outstanding unvested restricted stock and performance share awards. Average shares used in computing the basic and diluted earnings per share are as follows:

	Three Months Ended
	March 31, 2026	March 31, 2025
Basic computation	61,460,756	61,339,498
Dilutive effect of: Performance and restricted share awards(1)	171,246	86,603
Diluted computation	61,632,002	61,426,101

(1)
Performance share awards are included in diluted weighted average number of shares outstanding based upon what would be issued if the end of the most recent reporting period was the end of the term of the award.

As of March 31, 2026, there were no shares from performance and restricted share awards which were antidilutive and excluded from the earnings per share calculations, compared to 49,071 shares as of March 31, 2025.

(10) Employee Benefit Plans

We sponsor and/or contribute to pension and postretirement health care and life insurance benefit plans for eligible employees. Net periodic benefit cost (credit) for our pension and other postretirement plans consists of the following (in thousands):

		Pension Benefits		Other Postretirement Benefits
	Three Months Ended March 31,			Three Months Ended March 31,
	2026		2025	2026	2025
Components of Net Periodic Benefit Cost (Credit)
Service cost		$1,098	$1,195	$54	$62
Interest cost		2,891	6,045	102	127
Expected return on plan assets		(2,923)	(5,742)	(403)	(354)
Recognized actuarial loss (gain)		—	—	(161)	(70)
Net periodic benefit cost (credit)		$1,066	$1,498	$(408)	$(235)

We contributed $2.0 million to our pension plans during the three months ended March 31, 2026. We expect to contribute an additional $9.5 million to our pension plans during the remainder of 2026.

(11) Commitments and Contingencies Parent Guarantee

NorthWestern Energy Group, Inc. has guaranteed the contractual obligations of its wholly-owned subsidiary, NorthWestern Colstrip 370Pu, LLC (NW Colstrip 370), to its counterparty to an agreement for the sale of capacity and energy from our recently acquired 370 megawatt ownership interest in the Colstrip facility. The guarantee exists during the January 2026 through September 2027 term of the agreement. The guarantee is unconditional and irrevocable, covering all payment obligations of the subsidiary under the contract up to a maximum amount of $15.0 million. The guarantee is triggered in an event where NW Colstrip 370 fails to pay any amounts that could come due under the agreement. As of March 31, 2026, no demand has been made under the guarantee and management believes that risk of material payment under this guarantee is remote.

ENVIRONMENTAL LIABILITIES AND REGULATION

The circumstances set forth in Note 20 - Commitments and Contingencies to the financial statements included in the NorthWestern Energy Group Annual Report on Form 10-K for the year ended December 31, 2025 appropriately represent, in all material respects, the current status of our environmental liabilities and regulation.

LEGAL PROCEEDINGS

We are subject to various legal proceedings, governmental audits and claims that arise in the ordinary course of business. In our opinion, the amount of ultimate liability with respect to these other actions will not materially affect our financial position, results of operations, or cash flows.